Exhibit 10.4

AGREEMENT OF SALE AND PURCHASE

THE SELLERS SET FORTH ON EXHIBIT “A”

(SELLER)

&

PHYSICIANS REALTY L.P.

(BUYER)

PROPERTIES:	3663 BEE RIDGE ROAD, SARASOTA, FL
901 SOUTH TAMIAMI TRAIL, VENICE, FL
720 DOCTORS DRIVE, ENGLEWOOD, FL
3080 HARBOR BOULEVARD, PORT CHARLOTTE, FL

EFFECTIVE DATE:                          FEBRUARY 10, 2014

TABLE OF CONTENTS

CONTENTS		PAGE

1.	Agreement to Sell and Purchase	1
2.	Purchase Price	2
3.	Closing	3
4.	Condition of Title	3
5.	Representations and Warranties	4
6.	Conditions of Buyer’s Obligations	8
7.	Possession	13
8.	Prorations	14
9.	Condemnation	16
10.	Default by Buyer	16
11.	Default by Seller	16
12.	Risk of Loss	16
13.	Brokerage	17
14.	Operation of the Property Prior to Closing	17
15.	Notice	18
16.	Indemnity by Seller	21
17.	Further Assurances	20
18.	Right of First Refusal	20
19.	Miscellaneous	21
20.	Non-Disclosure	22

EXHIBIT “A”	-	SELLERS AND LEGAL DESCRIPTIONS
EXHIBIT “B”	-	ESCROW AGREEMENT
EXHIBIT “C”	-	LIST OF LEASES, RENTS AND SECURITY DEPOSITS
EXHIBIT “D”	-	INCOME AND EXPENSE STATEMENT
EXHIBIT “E”	-	TENANT ESTOPPEL CERTIFICATE
EXHIBIT “F”	-	NON-FOREIGN PERSON CERTIFICATION
Schedule 1(c)		List of Contract Rights
Schedule 1(d)		List of Records and Plans
Schedule 1(e)		List of Warranties
Schedule 1(f)		List of Licenses and Permits
Schedule 1(g)		Permitted Exceptions
Schedule 6(g)		Disclosure Materials

ii

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is made by and between those Sellers set forth in Exhibit “A” attached hereto (collectively, “Seller”), and PHYSICIANS REALTY L.P., a Delaware limited partnership or its assignee(s) or nominee(s) (“Buyer”).  This Agreement is to be effective as of the date on which Buyer and Seller execute this Agreement and the Escrow Agreement (as defined below) (the “Effective Date”).  Buyer shall provide Seller with written notice of the Effective Date of this Agreement.

In consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Agreement to Sell and Purchase.  Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller the Property, subject to the terms and conditions of this Agreement.  For the purposes of this Agreement, the term “Property” shall mean and include the following:

(a)                   All of that certain real property legally described in the attached Exhibit “A”, including, without limitation, the land, buildings, improvements, fixtures (including, without limitation, the sprinkling, plumbing, heating, cooling, ventilating, air conditioning, electrical, lighting and other systems), easements and all other right, title and interest appurtenant and otherwise relating thereto (collectively, the “Real Property”).

(b)                   [Intentionally Deleted].

(c)                    All of Seller’s right, title and interest in and to all leases, contracts and other agreements incident to the operation of the business conducted on the Real Property, including, without limitation, management contracts, on-site maintenance contracts, janitorial contracts, and leasing commission agreements, if any; all of which are listed on attached Schedule 1(c) (collectively, the “Contract Rights”), except to the extent Buyer elects to exclude any such item, pursuant to Section 6(c) of this Agreement.

(d)                   All of Seller’s right, title and interest in and to all financial and other books and records maintained in connection with the operation of the Real Property; all preliminary, final and proposed building plans and specifications relating to the Real Property; and all surveys, structural reviews, grading plans, topographical maps, architectural drawings and engineering, soils, seismic, geologic, environmental, and architectural reports, studies, certificates, and similar documents relating to the Real Property, if any; all of which are listed on the attached Schedule 1(d) (collectively, the “Records and Plans”).  Without limiting the foregoing, Buyer acknowledges and agrees that none of the Records and Plans shall include any “patient data” protected by HIPPA or similar privacy laws, regulations and rules.

(e)                    All of Seller’s right, title and interest in and to all guarantees and warranties relating to the Property and the fixtures and equipment located therein, if any; all of which are listed on the attached Schedule 1(e) (collectively, the “Warranties”).

(f)                     All of Seller’s right, title and interest in and to all trade names, licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps, and entitlements issued, approved or granted by governmental or quasi-governmental entities or otherwise relating to the Property; and any and all development rights and other intangible rights, titles, interests, privileges, and appurtenances owned by Seller and in any way relating to or used in connection with the Property and/or the operation of the business conducted on the Real Property, if any; all of which are listed on the attached Schedule 1(f) (collectively, the “Licenses and Permits”).

The Property shall expressly exclude all personal property attached to or located on or used in connection with the operation of the Real Property, including, without limitation, furniture, furnishings, fittings, removable fixtures, appliances, medical equipment, machinery and equipment, building materials, operating inventories, supplies, safes, alligators, art work, pictures, photographs, awards, textbooks and medical journals, all of which are owned by the tenant or the physicians practicing at the Property’s premises, as the case may be.

2.                                      Purchase Price.  The purchase price for the Property is Seventeen Million Four Hundred Eighty-Six Thousand and 00/100 Dollars ($17,486,000.00) (the “Purchase Price”), payable by Buyer as follows:

(a)                   One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Deposit”) by wire transfer payable to First American Title Insurance Company (“Escrow Agent”), which sum shall be delivered to Escrow Agent within three (3) business days following the Effective Date.  The Deposit shall be held in an interest bearing, federally insured account, by Escrow Agent in accordance with the Escrow Agreement attached hereto as Exhibit “B” (the “Escrow Agreement”) and this Agreement pending consummation of this transaction. Any interest earned on the Deposit shall be paid to Buyer unless Seller shall be entitled to the Deposit by reason of a default by Buyer, in which case such interest shall be paid to Seller.  Upon expiration of the Due Diligence Period, if Buyer has not terminated this Agreement as provided herein, the Deposit shall become nonrefundable except in the event of a Seller default.  Buyer’s Federal Tax I.D. Number is 80-0941870; Sellers’ Federal Tax I.D. Number are 65-0291512 and 65-0128725.

(b)                           At Closing, an amount equal to one hundred twenty-five percent (125%) of the estimated costs to complete the maintenance, repair and replacement items for the Property identified by Buyer during the Due Diligence Period (the “Work Deposit”) shall be deposited in a separate, federally insured account, by Escrow Agent in accordance with the terms and conditions of a work, access and escrow agreement (the “Work Escrow Agreement”) to be mutually agreed upon by Buyer and Seller during the Due Diligence Period, to ensure and pay for the completion of such maintenance, repair and replacement items.

(c)                            The balance of the Purchase Price (the Purchase Price minus the Deposit and the Work Deposit), subject to adjustments pursuant to this Agreement, including, but not limited to, those adjustments set forth in Section 8 of this Agreement, shall be paid to Seller at Closing (as defined below) in cash by wire transfer of immediately available federal funds.

(d)                           The Purchase Price shall be allocated among each Property as set forth in Schedule 2(d) on or before the expiration of the Due Diligence Period and as mutually agreed by Buyer and Seller in their reasonable discretion.

3.                                      Closing.  Closing shall be held on the date that is ten (10) days after the later of:  (i) expiration date of the Due Diligence Period (as defined below) or (ii) the date upon which title to the Property is acceptable or deemed acceptable to Buyer pursuant to Section 4 below (or on the next business day thereafter if such date is not a business day) (the “Closing Date”), or on such earlier date as Buyer shall designate by at least five (5) days advance written notice to Seller; provided, however, in no event shall the Closing Date be later than February 28, 2014.  The Closing shall be a closing with the Title Company (as defined below) acting as the closing agent (“Closing”).  It is agreed that the time of Closing and the obligation of Seller to deliver the Deed (as defined in Section 6(h) below) to Buyer at Closing are of the essence of this Agreement.    In the event that Buyer has not terminated this Agreement at the expiration of the Due Diligence Period and proceeds to Closing, prior to the Closing Date Buyer and Seller will amend and restate this Agreement so that there are four (4) separate purchase and sale agreements with respect to each Property on the same terms and conditions as this Agreement; provided the closing of the transactions contemplated by each such purchase and sale agreement shall be cross-conditioned.  The Purchase Price for each separate purchase and sale agreement will be based on the allocation referenced in Section 2(d).

4.                                      Title.  From and after the Effective Date, Buyer shall have the right to order a title insurance commitment prepared in accordance with all of the terms and conditions of this Agreement (the “Title Commitment”).

(a)                   The Title Commitment shall be prepared in accordance with the current ALTA Form, issued by First American Title Insurance Company acceptable to Buyer (the “Title Company”), agreeing to issue, upon recording of the special warranty deed described in this Agreement, an ALTA owner’s title insurance policy to Buyer and an ALTA Lender’s title insurance policy issued to Buyer’s lender(s), if applicable, in the amount of the Purchase Price insuring title to the Real Property to be in the condition called for by this Agreement and containing a “fifty-year chain-of-title search,” , a survey endorsement insuring that the survey accurately depicts the Real Property (including boundaries, improvements, easements and encroachments), a contiguity endorsement,  and an owner’s Form 9 endorsement.  Seller shall cause the Title Company at or prior to Closing to down date the Title Commitment to the date and time of the recording of the Deed and provide a “title mark-up” showing the final form of the title insurance policy (including the above referenced endorsements) to be issued, which mark-up shall obligate the Title Company to issue the final title insurance policy in such form.  The title mark-up and final title insurance policy shall be free from the standard requirements and exceptions and shall be subject only to liens, encumbrances or exceptions specifically approved by Buyer during the Due Diligence Period or any item not considered a Title Objection and objected to by Buyer (the “Permitted Exceptions”).  A written statement of the obligee of the amount of any lien or encumbrance to be discharged by Seller shall be provided by Seller within ten (10) days after the title evidence is furnished to Buyer. The premium for the owner’s title policy or other services provided by the Title Company shall be paid by Seller on or before Closing, except that the Buyer shall be responsible for the cost of any endorsements to the owner’s title policy, the premium for the lender’s title policy and the cost of any endorsements required by Buyer’s lender.

(b)                   Title Defects. Within ten (10) days of Buyer’s receipt of the latter of the Title Commitment or the Survey (as defined in Section 6 (g) below), Buyer shall object in writing to any condition of title not satisfactory to Buyer, in Buyer’s sole discretion (hereinafter referred to as a “Title Defect”). If any objection is made, Seller shall have until prior to Closing in which to attempt to correct such Title Defect, but Seller shall not be obligated to correct Title Defects.  Notwithstanding the foregoing, Seller agrees to cure any and all Title Defects of an ascertainable monetary value not in excess of $25,000.00 per Property or $100,000.00 in the aggregate.  If the Title Defect cannot be corrected, or Seller elects not to cure such Title Defect, prior to Closing, or as otherwise extended by agreement of Buyer and Seller, Buyer may, at its option, (a) declare this Agreement null and void and as a result Seller shall return the Deposit together with all accrued interest forthwith to Buyer or (b) elect to accept such title as Seller is able to convey and proceed to Closing, without any deduction in the Purchase Price for the Property. If Buyer fails to notify Seller that Buyer is terminating this Agreement pursuant to this Section within three (3) business days of the expiration of the 10-day period, Buyer shall be deemed to have selected option (b) in the previous sentence.

5.                                      Representations and Warranties.  Each Seller represents and warrants that all of such Seller’s representations and warranties relating to this Agreement are true, correct and complete as of the Effective Date of this Agreement and shall be deemed reaffirmed as true, correct and complete as of Closing. Each Seller acknowledges that the representations and warranties made in this Agreement by such Seller are a material inducement to Buyer’s entering into this Agreement and purchasing the Property and that Buyer is entitled to rely upon these representations and warranties despite any and all investigation undertaken by Buyer. All of Seller’s representations and warranties relating to this Agreement shall survive the Closing of the transactions contemplated herein for a period of one (1) year.  In addition to any other representations and warranties set forth in this Agreement, each Seller, solely with respect to the parcel of the Real Property owned by such Seller, hereby further represents, warrants and covenants to Buyer as follows:

(a)                   Each Seller holds fee simple title to the Real Property.  Each Seller other than Alan H. Porter is a validly organized and duly existing general partnership organized under the laws of the State of Florida and has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated. Alan H. Porter has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated.

(b)               Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Seller, nor the consummation of the sale and conveyance of the Property to Buyer, constitutes or will constitute a violation or breach of the partnership agreement of any Seller (excluding Alan H. Porter), as the same may have been amended from time to time, or of any agreement or other instrument to which any Seller is a party, to which it is subject or by which it is bound.

(c)                    On or before the Closing, the execution and delivery of this Agreement will have been approved by the general partners or managing partner of each Seller (other than Alan H. Porter) and no further action is required on the part of any Seller to consummate the transaction contemplated hereby. The person executing this Agreement on behalf of each Seller shall have all requisite authority to execute this Agreement, and this Agreement, as executed, is valid, legal and binding upon Seller. There are no proceedings pending or threatened by or against any Seller in bankruptcy, insolvency or reorganization in any state or federal court.

(d)                   Seller has no actual knowledge of, and has received no notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, the Americans with Disabilities Act and any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the actual knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(e)                    To Seller’s actual knowledge, no assessments or charges of any kind or nature (deferred or otherwise) for any public improvements have been made against the Property which remain unpaid, no improvements to the Property or any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made, and Seller has no actual knowledge of any plans for improvements by any governmental or quasi-governmental authority which might result in a special assessment against the Property.  Seller has incurred no obligations relating to the installation of or connection to any sanitary sewers or storm sewers which shall be enforceable against the Property; and all public improvements ordered, advertised, commenced or completed prior to the date of this Agreement shall be paid for in full by Seller prior to Closing, unless such improvements are to be paid by a special assessment assessed against the Property, which assessment is to be paid in installments. In such case, Seller shall only be responsible for the assessments due prior to Closing and the Buyer shall pay all assessments due after Closing.

(f)                     To Seller’s actual knowledge, all certificates of occupancy and licenses necessary for operation of the Property, as presently conducted, have been issued by all authorities having jurisdiction thereof; and all such certificates of occupancy and licenses are in full force and effect. Seller has not received any written notice of suspension or cancellation of any certificates of occupancy or licenses.

(g)                    Seller warrants, represents and covenants that, to Seller’s actual knowledge:  (i) there has been no disposal, burial or placement of Hazardous Substances (as defined below) on or about the Property; (ii) the Property and Seller are not in violation of any Environmental Laws (as defined below); and no other person or entity has used all or part of the Property or any lands contiguous to the Property in violation of any Environmental Laws; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Property, or on or under any lands in the vicinity of the Property; (iv) there are no storage tanks on or under the Property; (v) environmental conditions associated with the Property are in compliance with all Environmental Laws; and (vi) Seller has disclosed to Buyer all information in Seller’s possession relating to the environmental condition of the Property.  Seller has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might look to Seller for contribution to clean up such condition.  Notwithstanding the foregoing, Buyer has performed a Phase I Enviromental Study on the Property as well as a Phase II Environmental Study on the Property located at 901 South Tamiami Trail, Venice, Florida (collectively, the “Environmental Reports”).  Seller shall have no liability to Buyer for any condition disclosed in the Environmental Reports.

In the event Buyer shall discover such Hazardous Substances and/or violations of Environmental Laws, tanks or other “recognized environmental condition” (as that phrase is defined by the most recent American Society for Testing and Materials practice standards) on the Property at any time prior to Closing, Buyer shall have the right to terminate this Agreement upon written notice thereof to Seller, whereupon Escrow Agent shall return the Deposit to Buyer together with all interest thereon; and thereafter this Agreement shall be deemed void and neither party shall have any further rights or obligations hereunder; provided, however, that, if Seller had actual knowledge of such environmental condition and failed to disclose the same to Buyer in breach of this Agreement, Seller shall immediately reimburse Buyer for Buyer’s Reasonable Costs (not to exceed $25,000).  The foregoing reimbursement obligation of Seller shall survive on termination of this Agreement by Buyer or Seller.  Notwithstanding anything to the contrary herein, the effect of the representations and warranties made in this Subparagraph shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Buyer or its agents.

For purposes of this Agreement, the term “Environmental Law(s)” shall mean all federal, state and local laws including statutes, regulations, codes and other governmental standards, restrictions, rulings, judgments, orders and requirements in effect now or at any time in the future or past relating to the use, storage, disposal, release, emission, dispersal, spilling, leaking, burial, migration, seepage, movement, discharge, management, investigation, remediation, monitoring, regulation relating to air pollutants, water pollutants, process wastewater, solid or hazardous waste, chemicals, gases, vapors, water pollutants, groundwater, effluents, stormwater runoff, surface water runoff, the environment, Hazardous Substances or employee health and safety, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Occupational Safety and Health Act of 1970 (all as the same may have been amended), regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency.

For purposes of this Agreement, the term “Hazardous Substance(s)” shall mean all hazardous, toxic, flammable, explosive or radioactive substances, wastes and materials; any pollutants or contaminants (including, but not limited to, petroleum products, asbestos, raw materials and natural substances that include hazardous constituents); and any other similar substances or materials that are regulated under Environmental Laws

(h)                   Seller has not entered into, nor has Seller permitted any other party (including any tenant of the Property) to enter into, any management, employment, service, equipment, supply, maintenance, water, sewer or other utility or concession agreements or agreements with municipalities (including improvement or development escrows or bonds) with respect to or affecting the Property which will burden the Property or Buyer after Closing in any manner whatsoever, except for instruments of record.

(i)                       There are no existing leases, whether oral or written, agreements of sale, options, rights of first refusal, rights of first offer, tenancies, licenses or any other claims to possession or use affecting the Property except as listed in Exhibit “C” attached hereto.  Exhibit “C” lists all:  (i) leases and subleases for any portion of the Property and all assignments, amendments and any other writings related thereto in effect on the Effective Date (the “Leases”); and (ii) guarantees with respect to the Leases in effect on the Effective Date (the “Guarantees”).  Each of the Leases and Guarantees is valid and subsisting and in full force and effect and has not been further amended, modified or supplemented; and the tenant thereunder is in actual possession in the normal course and the tenant is not in default thereunder.  No tenant has asserted any claim of which Seller has notice which would in any way affect the collection of rent from such tenant, and no written notice of default or breach on the part of the landlord under any of the Leases has been received by Seller or its agents from the tenant thereunder.  All painting, repairs, alterations and other work required to be performed by Seller under the Leases, have been or will, prior to Closing, be fully performed and paid for in full by Seller.

(j)                      The rents set forth in Exhibit “C” are the actual rents, income and charges presently being collected by Seller.  No tenant under any of the Leases is entitled to any concessions, allowances, rebates or refunds or has prepaid any rents or other charges for more than the current month.  None of the Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered by Seller, except to the extent, if any, that Seller has made collateral assignments of rents and leases to the holder of a mortgage on the

Property.  No security deposits have been paid by any tenants which have not heretofore been returned, except as set forth in Exhibit “C” hereto, if any.

(k)                   From 2007 to 2013, Seller engaged a third party administrator to handle payment of certain expenses associated with the Property.  To Seller’s actual knowledge, the statements of income and expenses attached hereto as Exhibit “D” accurately reflect the income and expenses for operating the Property for the year-to-date and the three (3) calendar years preceding the Effective Date, in all material respects.

(l)                       For the purposes of this Section 5, the phrase “to the actual knowledge of Seller” shall mean the actual knowledge of Alan Porter, in his individually capacity or on behalf of a selling entity without any duty to independently investigate or inquire.  Seller represents and warrants that Alan Porter is the most knowledgeable person with respect to Seller and the Property.

6.                                      Conditions of Buyer’s Obligations.  For the purposes of this Agreement “Due Diligence Period” shall mean the thirty (30) day period from and after the Effective Date.  The obligation of Buyer under this Agreement to purchase the Property from Seller is contingent on the satisfaction of the following conditions within each condition’s respective time-period (any one of which may be waived in whole or in part by Buyer within each condition’s time period):

(a)                   At Closing, all of the representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects as though such representations and warranties were made at and as of Closing, and Seller shall have substantially performed, observed and complied with all covenants, agreements and conditions required by this Agreement.

(b)                   Within the Due Diligence Period, Buyer reviewing and verifying that the Leases and the Guarantees are in every respect acceptable to Buyer, including, without limitation, that the Leases are triple net leases with terms through 2026 and that the net rental income from the Property is at least One Million Three Hundred Ninety-Eight Thousand Eight Hundred Eighty and 00/100 Dollars ($1,398,880.00) per year.

(i)                                     Seller shall deliver to Buyer, within ten (10) business days after expiration of the Due Diligence Period, duly executed originals of (i) a Subordination Non-Disturbance and Attornment Agreement (“SNDA”) in the form required by Buyer’s lender, if any, and (ii) a certificate from each tenant under the Leases and each Guarantor under the Guarantees, in the form attached hereto as Exhibit “E” (“Estoppel Certificate”).  If the Leases and Guarantees are not acceptable to Buyer, or if all of the Estoppel Certificates and SNDAs have not been delivered to Buyer substantially in the required form or in a form otherwise reasonably acceptable to Buyer within the aforesaid time period, then Buyer, at its option, may terminate this Agreement by delivering notice of such termination to Seller; and in such event the Deposit and all accrued interest shall be returned to Buyer and this Agreement thereupon shall become void and there shall be no further obligations or liability on any of the parties hereto.

(ii)                                  Within the Due Diligence Period, Buyer and Seller mutually agreeing upon the terms and conditions of a property management agreement for the Property (the “Management Agreement”).

(iii)                               Within the Due Diligence Period, Buyer and Seller mutually agreeing upon the terms and conditions of a triple net lease for all of rentable space on the second floor of the building located at 3663 Bee Ridge Road in Sarasota, Florida (the “Sarasota Lease”); provided, however, the Sarasota Lease shall contain the following minimum terms:  (1) A triple net base rental rate of Seven and 00/100 ($7.00) per rentable square foot of space, with annual base rent increases of three percent (3%), (2) a five (5) year term, (3) one (1) five (5) year option to extend the term of the lease, and (4) Buyer’s right to terminate the lease only to the rooms designated on second floor blue print as rooms 212, 213, and 215 (approximately 1550 square feet) and Buyer cannot terminate the lease designated as rooms 214, 219, 217 and 216 (approximately 1100 square feet) at any time upon without the expressed written consent of Alan H. Porter.

(iv)                              Within the Due Diligence Period, Buyer and Seller mutually agreeing upon the terms and conditions of the Work Escrow Agreement, including the amount to be escrowed at Closing.

(c)                    Within the Due Diligence Period, Buyer verifying that the Property (including the Contract Rights, Records and Plans, Warranties, and Licenses and Permits) is in every respect acceptable to Buyer based on an investigation and review by Buyer, its agents and contractors of the Property, all information that is required to be provided to Buyer by Seller pursuant to this Agreement and all information that is available to Buyer relating to the Property and the transactions contemplated herein, including, but not limited to, the Disclosure Materials (as defined below).  If any Contract Rights are unacceptable to Buyer, Buyer may elect to exclude any such items from the Property to be transferred hereunder by delivering written notice thereof to Seller no later than the five (5) business days after the expiration of the Due Diligence Period, and Seller shall terminate any such items, as applicable, with respect to the Property as of the Closing.  This contingency shall also include, without limitation, Buyer obtaining, at Buyer’s expense, a physical inspection of the Property, which discloses no “Defects,” as that term is defined herein. For purposes of this Agreement, a “Defect” is defined as a condition or conditions, or evidence of a condition or conditions, that has the potential to: (i) impair the health or safety of occupants of the Property; (ii) result in the violation of any applicable public or private law, standard or covenant; or (iii) cost, in the aggregate, an amount in excess of $5,000 to repair, correct, or remediate.

(d)                   Within the Due Diligence Period, Buyer obtained, at Buyer’s expense,  written environmental assessments and/or evaluations of the Property (including “Phase I” assessments and a “Phase II” assessment for the Real Property located at 901 South Tamiami

Trail, Venice, Florida) from qualified environmental consultants of Buyer’s choice, confirming that: (i) the Property complies with all Environmental Laws; (ii) there are no liabilities (potential, contingent or otherwise) affecting the Property arising under any Environmental Laws; (iii) there are no underground or aboveground storage tanks, associated pipes or equipment located on or at the Real Property; (iv) there are no Hazardous Substances on, under, at, in or migrating to or from the Real Property; (v) no portion of the Real Property has been designated as wetland, shoreland, floodplain or conservancy land; (vi) no portion of the Real Property has been filled; and (viii) the Property is not affected in any manner or degree by a “recognized environmental condition” (as that phrase is defined by the most recent American Society for Testing and Materials practice standards).

(e)                    Within the Due Diligence Period, Buyer verifying to Buyer’s satisfaction that all applicable public and private laws, rules, standards, covenants and requirements, including, without limitation, all zoning, subdivision, building and use restrictions and all easements and matters of record, allow the conveyance of the Property from Seller to Buyer, and are consistent with Buyer’s Intended Use; Buyer obtaining, or Buyer verifying to Buyer’s satisfaction that Buyer will be able to obtain, all public and private permits, certificates and other approvals, consents and all variances, exemptions, waivers, zoning changes and land divisions required for the conveyance of the Property from Seller to Buyer, and Buyer’s Intended Use. The term “Buyer’s Intended Use” shall mean and include, without limitation, medical and other healthcare related uses.

(f)                     Within the Due Diligence Period, Buyer obtaining a current  ALTA survey of the Property (the “Survey”) at Buyer’s expense, that: (aa) is satisfactory to Buyer in all respects (in Buyer’s sole discretion); (bb) is prepared by a licensed, insured and qualified surveyor selected by Buyer; (cc) is certified to Buyer, Buyer’s lender(s) (if any) and the Title Company; (dd) includes all Table A requirements, except Item 5 of Table A; (ee) shows and discloses no encroachments onto the Property or over the boundaries of the Property, and no easements or other matters that would affect Buyer’s Intended Use of the Property; and (ff) is sufficient to remove the standard title exceptions relating to surveys without adding any new exceptions.  In addition, the Survey shall locate all public utilities, water courses, drains, sewers and roads (including vacated streets and alleys) crossing or adjacent to the Property, and contain a acceptable certification by the surveyor.

(g)                    Within five (5) business days of the Effective Date, at no cost to Seller (other than postage and copying costs which shall be Seller’s responsibility), Seller shall deliver to Buyer the items listed on Schedule 6(g) attached hereto and incorporated by reference herein that are in Seller’s possession or control, if any (the “Disclosure Materials”).

(h)                   At Closing, Seller shall deliver to Buyer duly executed originals of the following:

(i)                                     A customary special warranty deed to the Real Property, subject only to the Permitted Exceptions, duly executed and acknowledged by Seller and in proper form for recording, (the “Deed”).

(ii)                                  A valid assignment of the Leases and the Guarantees, in form reasonably satisfactory to Buyer’s counsel, duly executed and acknowledged, assigning to Buyer all of Seller’s right, title and interest in and to the Leases, the Guarantees and the security deposits held by Seller pursuant to the Leases, together with an original executed copy of each of the Leases and Guarantees, and a letter addressed to each tenant and guarantor informing them of the sale (the “Tenant Notice Letter”).  The Tenant Notice Letter shall be in form and substance satisfactory to, and approved in writing by, Buyer.  The foregoing assignment shall include an indemnification from Seller to Buyer against liability for claims asserted against Buyer under the Leases and the Guarantees for events occurring prior to Closing, including without limitation, by reason of any underpayment or overpayment of operating expenses for the Property prior to Closing as set forth in Section 8 of this Agreement, and an indemnification from Buyer to Seller against liability for claims asserted against Seller for events occurring after Closing. This indemnification shall survive for one (1) year following the Closing Date.

(iii)                               A Non-foreign Person Certification in the form attached hereto as Exhibit “F”, as required under Section 1445 of the Internal Revenue Code.

(iv)                              An assignment in form and substance mutually satisfactory to Seller and Buyer, duly executed by Seller, assigning to Buyer all of Seller’s right, title and interest in and to the Contract Rights, Licenses and Permits, Records and Plans, Warranties and any other permits, licenses, plans, authorizations and approvals relating to ownership, operation or occupancy of the Property.

(v)                                 A certificate certifying that the representations and warranties of Seller, as set forth in this Agreement, are true and correct in all respects as of the Closing.

(vii)                           Notwithstanding anything to the contrary in this Agreement, Seller shall provide Buyer original and complete waivers of any and all existing rights of first refusal, rights of first offer, options to purchase, or any other similar rights (including, but not limited to, any and all consents), executed by the necessary parties, so that Seller is able to freely transfer the Property to Buyer unencumbered by such rights.

(viii)                        Originals of the following instruments, documents and other items (or copies if originals are unavailable), all certified (as applicable) by Seller as true and complete to the best knowledge of Seller:

(A)                               All certificates of occupancy , licenses issued to Seller, plans, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Property, if any;

(B)                               the Leases and the Guarantees, including the Sarasota Lease;

(C)                               the Property Management Agreement;

(D)                               the Estoppel Certificates and SNDAs;

(E)                                the Work Escrow Agreement;

(F)                                 all building records in Seller’s possession or control with respect to the Property;

(G)                               each bill of current real estate taxes, sewer charges and assessments, water charges and other utilities, together with proof of payment thereof (to the extent same have been paid); and

(H)                              the Warranties.

(I)                                   All keys and combinations to locks at the Property, all plans, specifications, site plans, equipment manuals, technical data and other documentation relating to the building systems in the possession of Seller or any property manager(s).

(J)                                   An affidavit of title in favor of Buyer and the Title Company, together with such other affidavits as are reasonably required by the Title Company, in the forms used by such title insurance company.

(K)                              A owner’s policy of title insurance using the most current ALTA Policy Form or a binding, unconditioned “mark-up” of the Title Commitment, each or either showing title to the Property to be in the condition required by Section 4 hereof.

(L)                                A Closing Statement accurately setting forth the financial terms of this transaction and a summary of the Purchase Price (the “Closing Statement”).

(M)                            Such other documents as may be reasonably required to consummate this transaction in accordance with this Agreement.

Unless all of the foregoing conditions contained in this Section 6 are satisfied and completed within each condition’s applicable time period, or if no time period is specified, prior to or at Closing, Buyer, at its election (in its sole discretion), may, either:  (i) extend the date for Closing until such conditions are satisfied for a period not to exceed ninety (90) days; or (ii) terminate this Agreement and have the Deposit refunded together with accrued interest (provided, however, that termination and refund of the Deposit shall be Buyer’s exclusive remedy); or (iii) waive in writing the satisfaction of any such condition or conditions, in which event this Agreement shall be read as if such condition or conditions no longer existed.

Notwithstanding anything to the contrary contained in the is Agreement, Buyer shall have the right to terminate this Agreement for any reason or no reason whatsoever, in Buyer’s sole and absolute discretion, upon written notice to Seller on or before the expiration of the Due Diligence Period, and thereupon this Agreement shall terminate, the Deposit together with accrued interest shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder, except as expressly provided herein.

In the event that any of the conditions to Closing set forth in Sections 6(c)-(f) above do not occur on or before expiration of the Due Diligence Period, then Seller shall not be considered in default of this Agreement.  Additionally, the failure of any tenant to deliver an Estoppel Certificate and/or SNDA pursuant to Section 6(b)(i) above shall not be considered a default by Seller under this Agreement.

7.                                      Conditions of Seller’s Obligations.  The obligation of Seller under this Agreement to sell the Property to Buyer is contingent on the satisfaction of the following conditions within each condition’s respective time-period (any one of which may be waived in whole or in part by Seller within each condition’s time period):

(a)                   Within the Due Diligence Period, Buyer and Seller mutually agreeing upon the terms and conditions of the Management Agreement.

(b)                   Within the Due Diligence Period, Buyer and Seller mutually agreeing upon the terms and conditions of the Sarasota Lease.

(c)                    Within the Due Diligence Period, Buyer and Seller mutually agreeing upon the terms and conditions of the Work Escrow Agreement, including the amount to be escrowed at Closing.

(d)                   Within the Due Diligence Period, Buyer and Seller mutually agreeing upon the allocation of the Purchase Price among each Property.

Unless all of the foregoing conditions contained in this Section 7 are satisfied and completed within each condition’s applicable time period, or if no time period is specified, prior to or at Closing, Seller, at its election (in its sole discretion), may, either:  (i) extend the date for Closing until such conditions are satisfied for a period not to exceed ninety (90) days; or (ii) terminate this Agreement and have the Deposit refunded to Buyer together with accrued interest (provided, however, that termination and refund of the Deposit shall be Buyer’s exclusive remedy); or (iii) waive in writing the satisfaction of any such condition or conditions, in which event this Agreement shall be read as if such condition or conditions no longer existed.

8.                                      Possession.  Possession of the Property shall be given to Buyer at Closing unoccupied and free of any leases except the Leases (and subject only to any tenants’ rights under the Leases).  Prior to Closing hereunder, Seller shall clean the Property of trash, debris, Seller’s equipment, if any, and Seller’s vehicles, if any.

9.                                      Prorations and Charges.

(a)                   All general real estate shall be prorated through the day before the Closing based on the taxes for the year that the Closing is in, if known, otherwise on the prior year’s taxes.  Seller shall be responsible for all real estate taxes through the day prior to the Closing.  In the event taxes are prorated on the prior year’s taxes, the parties agree to reprorate taxes when the taxes for the current year are known, and the parties agree to make such payment between themselves to effectuate such reproration.  Assessments of any kind (general, special or otherwise) levied or to be levied, if any, for work on site actually commenced or announced (by either a private individual or entity or a governmental entity) prior to Closing shall be paid by Seller at or prior to Closing.  All other assessments shall be paid by Buyer if this transaction is consummated. If any such assessments are to be paid in installments, Seller shall be responsible for the installments due prior to Closing and Buyer shall be responsible for the installments due after Closing.

(b)                   In addition, the following items shall be prorated through the day before Closing and shown as credits to Buyer on the Closing Statement, as applicable: all rents and other payments payable to Seller under the Leases (regardless of whether such payments have actually been made to Seller); all utility charges (as applicable), including, but not limited to, sewer, water, electricity, gas, telephone and other private and municipal charges (collectively “Utility Charges”).  Seller shall be responsible for obtaining all necessary billing information for the Utility Charges in order to accurately reflect the same on the Closing Statement.  Seller shall be responsible for collecting any rents or other payments payable to Seller under the Leases regardless of whether Buyer has received a credit against the Purchase Price related to such unpaid amounts owed to Seller.  Income derived from the Property that is earned as of the day of Closing shall accrue to the benefit of Buyer.

(c)                    At Closing, Seller shall pay to Buyer all security deposits under the Leases, together with any interest accrued thereon, as well as any other funds paid to Seller by tenants on account of additional rent items not yet due and payable by Seller, such as tax and insurance escrows.  Seller shall make such payment in the form of a credit against the Purchase Price in favor of Buyer.

(d)                   All real estate transfer taxes, recording fees, and title insurance fees and premiums imposed on or in connection with the transaction contemplated by this Agreement shall be paid by Seller at Closing.  All other Closing expenses shall be allocated between Buyer and Seller in the customary manner for sales of real property similar to the Property in Sarasota, Florida, or as mutually agreed by the parties.  Each party shall be responsible for its own attorneys’ fees incurred in connection with this transaction.

(e)                    Any and all other normal, on-going operating expenses attributable to the Property, except to the extent any of the same relate to the Contract Rights excluded from the Property pursuant to Section 6(c) of this Agreement, shall be prorated between the parties through the day before Closing.

(g)                             Within ninety (90) days after the Closing, Buyer and Seller shall reconcile all of the foregoing payments and prorations based on actual bills or invoices received after the Closing, but only if the prorations or payments were based on an estimate and not actual current bills or invoices.  In the event that any item of income, charge, or expense cannot be reconciled accurately within such 90-day period, the Buyer and Seller hereby agree to delay such reconciliation until a date when it can be accurately completed.  Any party owing to the other party any amount ascertained by the required reconciliations shall promptly, but in no event later than fifteen (15) business days after the date of the applicable reconciliation, pay the other party  such amount.  The obligations set forth in the Section 8(g) shall survive Closing.

As applicable, all of the foregoing items set forth in this Section 8, unless otherwise expressly stated, shall be prorated between the parties as of midnight of the day before Closing.

10.                               Condemnation; Rezoning, Historic Designation.  Seller represents and warrants that Seller has not heretofore received any notice of any eminent domain or condemnation proceeding in connection with the Property.  If prior to Closing any such eminent domain or condemnation proceeding is commenced or any change is made, or proposed to be made to: (i) any portion or all of the Property; (ii) the current means of ingress and egress to the Property; or (iii) to the roads or driveways adjoining the Property, Seller agrees immediately to notify Buyer in writing thereof.  Buyer then shall have the right, at Buyer’s option, to terminate this Agreement by giving written notice to Seller prior to Closing.  If Buyer elects to terminate this Agreement pursuant to the terms set forth in this Section 9, then the Deposit shall be immediately returned to Buyer together with all accrued interest, Buyer and Seller shall be released from any further liability hereunder and this Agreement shall be null and void.  If Buyer does not so terminate this Agreement, Buyer shall proceed to Closing hereunder as if no such proceeding had commenced and will pay Seller the full Purchase Price in accordance with this Agreement, and Seller shall assign to Buyer all of its right, title and interest in and to any compensation for such condemnation.  Seller shall not negotiate or settle any claims for compensation prior to Closing, and Buyer shall have the sole right (in the name of Buyer or Seller or both) to negotiate for, to agree to, and to contest all offers and awards.

If, prior to closing, there is a designation of the Real Property (and/or any improvement located thereon) or any portion thereof as a historic structure or other historic designation, or is threatened, commenced or finalized, or there is a threatened, commenced or finalized rezoning of the Real Property, Seller shall promptly notify Buyer, and Buyer may elect to terminate this Agreement prior to Closing, in which event the Deposit and all accrued interest thereon shall be returned forthwith to Buyer, Buyer and Seller shall be released from any further liability hereunder and this Agreement shall be null and void. If Buyer does not elect to terminate this Agreement, this Agreement shall remain in full force and effect and at Closing Seller shall assign to Buyer all Seller’s right, title and interest in and to any dollars paid by the governmental authority (if any) in connection with the rezoning of the Real Property or historic designation.

11.                               Default by Buyer.  If Buyer, without the right to do so and in default of its obligations hereunder, fails to complete Closing as to the Property, which default is not cured by Buyer within five (5) days after written notice thereof to Buyer, the Deposit and all accrued interest shall be paid to Seller.  Such payment of the Deposit and all accrued interest to Seller shall be deemed to be liquidated damages for Buyer’s default and the receipt of same shall be Seller’s exclusive and sole remedy; and Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer.  The parties agree that it would be impracticable and extremely difficult to ascertain the actual damages suffered by Seller as a result of Buyer’s failure to complete the purchase of the Property pursuant to this Agreement, and that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this Section represent a reasonable estimate of the damages which Seller will incur as a result of such failure.  The parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty under any legal or equitable theory, but is intended to constitute liquidated damages to Seller.

12.                               Default by Seller.  (a) If Seller defaults in the performance of any obligation contained in this Agreement, or (b) if Seller, without the right to do so and in default of its obligations hereunder, fails to complete Closing, which default is not cured by Seller within five (5) days after written notice thereof to Seller, the Deposit and all accrued interest shall be returned to Buyer, and Seller shall reimburse Buyer for all of Buyer’s Reasonable Costs (not to exceed $25,000).   In the alternative, Buyer may exercise the right of specific performance.   The remedies in this Section 12 shall be Buyer’s sole and exclusive remedies in the event of a Seller default hereunder.

13.                               Risk of Loss.  Seller shall bear the risk of all loss or damage to the Property from all causes until Closing.  Seller represents that it has, and will maintain pending Closing, a policy of fire and extended coverage insurance in at least the full amount of the replacement cost of all buildings and improvements located on the Property.  If at any time prior to Closing any portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, Seller shall promptly give written notice thereof to Buyer and Buyer shall have the right:  (i) to terminate this Agreement by written notice to Seller, whereupon Escrow Agent shall return the Deposit (with any accrued interest) to Buyer, and thereafter this Agreement shall be void and neither party shall have any further rights or obligations hereunder; or (ii) to proceed with this Agreement and to notify Seller that, at Buyer’s sole option, Seller either shall:  (A) use any available insurance proceeds to restore the Property prior to Closing to its condition as of the Effective Date; or (B) in lieu of restoration, prior to Closing, clear the site of debris and deposit all remaining insurance proceeds in escrow with Escrow Agent and such funds, together with interest thereon, shall be disbursed to Buyer at Closing.  All unpaid claims and rights in connection with any such losses shall be assigned to Buyer at Closing without in any manner affecting the Purchase Price.  In the event Buyer elects to proceed under clause (ii)(A) or (ii)(B)

above, Seller shall either expend the deductible amount provided for in such insurance coverage in making such restoration or clearing the Property, as the case may be, or give Buyer a credit therefore against the Purchase Price.

14.                               Brokerage.  Seller represents to Buyer that Seller has engaged the brokerage services of Nauset Advisors (“Broker”) and that Seller shall be solely responsible for all fees, costs, commissions and any and all other amounts due and payable to Broker, which shall be paid to Broker on or before Closing.  Seller further agrees to deliver an executed broker’s lien affidavit from Broker on or before Closing.  Buyer represents and warrants to Seller and Seller represents and warrants to Buyer that, except for Broker, neither has dealt with any broker, agent, finder or other intermediary in connection with this sale and purchase. Seller agrees to pay Broker pursuant to the terms of a separate agreement between Seller and Broker, and Buyer shall have no liability or obligation in connection therewith.  Seller agrees to indemnify, defend and hold Buyer harmless from and  against any broker’s claim arising from any breach by Seller of Seller’s representation and warranty in this Section 13..  Buyer agrees to indemnify, defend and hold Seller harmless from and against any broker’s claim arising from any breach by Buyer of Buyer’s representation and warranty in this Section 13.

15.                               Operation of the Property Prior to Closing.  Prior to Closing:

(a)                   Seller shall operate, manage and maintain the Property in a reasonable, professional and prudent manner, and keep the same in its current condition at all times.  Without expense to Buyer, Seller shall make all repairs and replacements (structural and non-structural, ordinary and extraordinary), or cause the tenants under the Leases to make all repairs and replacements if required by the terms of the Leases, so that the Property is maintained in its present condition, reasonable wear and tear excepted.

(b)                   Upon reasonable notice, Buyer, its accountants, architects, attorneys, engineers, contractors and other representatives shall be afforded access to:  (i)  the Property to inspect, measure, appraise, test and make surveys of the Property, including, but not limited to, all activities necessary to satisfy the contingencies set forth in this Section 6 and elsewhere in this Agreement; and (ii) all books, records and files relating to the Property.  Buyer shall have the right, at Buyer’s expense, to make copies of all such books and records, including, without limitation, all books and records relating to increases in real estate taxes, building and operations maintenance costs; provided, however, that Buyer shall return all copies of such books and records if Closing does not occur under this Agreement.  Buyer shall not interfere unreasonably with the operation of the Property and shall restore any area on the Property disturbed in the course of Buyer’s testing to the conditions existing prior to any tests conducted by Buyer. Buyer hereby agrees to indemnify and hold harmless Seller (and her Seller’s representatives, successors and assigns) from and against any and all claims, liens, demands, personal injury, property damage, loss or liability of any nature whatsoever arising from or incident to Buyer’s (or its agents, representatives’ or contractors’) entry or entries onto the Property or activities upon the Property. This indemnity shall survive the closing or earlier termination of this Agreement.

(c)                    Seller shall comply with all of the obligations of landlord under the Leases and all other agreements and contractual arrangements affecting the Property by which Seller is bound.

(d)                   Seller shall promptly notify Buyer of Seller’s receipt of any notice from any party alleging that Seller is in default of its obligations under any of the Leases or any permit or agreement affecting the Property, or any portion or portions thereof.

(e)                    No contract for or on behalf of or affecting the Property shall be negotiated or entered into which cannot be terminated by Seller prior to Closing without charge, cost, penalty or premium.

(f)                     Except with the prior written consent of Buyer, Seller shall not enter into any new leases for any portion of the Property.  Any new lease shall be on a form of lease supplied to Seller by Buyer.  In the event Buyer approves any new leases, Seller shall deliver to Buyer an Estoppel Certificate from the tenant(s) and guarantor(s) thereunder as required hereunder for the Leases and otherwise shall comply, as to such new leases and new guarantees, with the terms of this Agreement relating to the Leases and the Guarantees.  Further, except with the prior written consent of Buyer, Seller shall not amend, extend, terminate, accept surrender of, or permit any assignments or subleases of, any of the Leases nor accept any rental more than one (1) month in advance or accelerate the rent due to any tenant default under any of the Leases.

(g)                    From the Effective Date until Closing, Seller shall maintain the Contract Rights, Records and Plans, Warranties, and Licenses and Permits in full force and effect as applicable and shall not terminate, modify or waive any provision thereof. Seller shall not enter into any new contracts or agreements relating to the Property without Buyer’s prior written consent.

16.                               Notice.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered: (i) in person; or (ii) by registered or certified mail, return receipt requested; or (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express); or (iv) by electronic mail transmission (so long as one of methods (i), (ii) or (iii) are simultaneously utilized) addressed as follows or at such other address of which Seller or Buyer shall have given notice as herein provided:

If intended for Seller:

Alan Porter, MD

3663 Bee Ridge Road

Sarasota, FL

Fax:  (941) 473-2204

with a copy to:

Hunter Brownlee, Esq

Barnett, Bolt, Kirkwood, Long & McBride, P.A.

601 Bayshore Boulevard, Suite 700

Tampa, FL 33606

Tel.: (813) 253-2020

Fax: (813) 251-6711

If intended for Buyer:

Physicians Realty L.P.

250 East Wisconsin, Suite 1900

Milwaukee, WI  53202

Attention:  John W. Sweet, Chief Investment Officer

Email:  jws@docreit.com

with a copy to:

Davis & Kuelthau, s.c.

111 East Kilbourn Avenue, Suite 1400

Milwaukee, Wisconsin  53202

Attention:  Bradley D. Page, Esq.

Email:  bpage@dkattorneys.com

All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent. Notices by the parties may be given on their behalf by their respective attorneys.

17.                               Indemnity by Seller.

(a)                   Following the Closing, each Seller agrees to indemnify and hold harmless Buyer its officers, agents, employees, and tenants from and against, and to reimburse Buyer with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Buyer by reason of or arising out of: (1) a breach of any representation or warranty of such Seller set forth in this Agreement; (2) the failure of such Seller to perform any obligation required by this Agreement to be performed by it; and (3) the ownership, operation, management and use of the Property prior to Closing, including, without limitation, any payment or nonpayment on account of the operating expenses for the Property owned by such Seller by the tenants under the Leases relating to thereto; provided, however, the provisions of this Section 17(a)(3) shall not apply to any maintenance, repair and replacement items covered by the Work Escrow Agreement and such items shall be excluded from Sellers indemnification obligations set forth in this Section 17(a).  Buyer and Seller hereby agree that with the exception of the items covered by the Work Escrow Agreement and without limiting the representations and warranties of Seller under Section 5 of this Agreement, Seller shall have no liability for building maintenance and repair issues after Closing.  This indemnity shall survive the Closing or earlier termination of this Agreement for a period of twelve (12) months.

(b)                   Notwithstanding anything to the contrary in this Agreement, a Seller shall only have liability pursuant to Section 17(a) above or otherwise under this Agreement for its own representations, warranties, covenants and obligations hereunder and only with respect to the Property owned by such Seller.

18.                               Further Assurances.  After Closing, at Buyer’s sole cost and expense, Seller shall execute, acknowledge and deliver, for no further consideration, all assignments, transfers, deeds and other documents as Buyer may reasonably request to vest in Buyer and perfect Buyer’s right, title and interest in and to the Property.

19.                               Right of First Refusal.  If Seller (or any affiliate of Seller) receives any bona fide written offer (a “Third Party Offer”) to purchase Unit A-3 of the condominium located at 901 South Tamiami Trail, Venice, Florida, and Seller desires to accept the same, before acceptance of such Third Party Offer, Seller shall give to Buyer in writing the right to purchase such Unit A3 at the same price and upon the same terms as are contained in the Third Party Offer.  If Buyer shall not have exercised its purchase right by written notice to Seller given within fourteen (14) days after receipt by Buyer of Seller’s written notice, Seller shall be free to sell such Unit A-3 at the price and on the terms of such Third Party Offer.  If (i) such transaction is not closed on or prior to the day that is earlier of (y) one hundred eighty (180) days after the expiration of Buyer’s 14-day response period set forth above or (z) the closing date set forth in Third Party Offer; (ii) Seller desires to enter into such transaction with a party other than the proposed purchaser (or its assignee) described in the notice delivered to Buyer (including, without limitation, an affiliate of such proposed purchaser identified to Seller); or (iii) Seller desires to enter into a such transaction on terms materially more favorable to the proposed purchaser than those set forth in the notice to Buyer, then Seller may not enter into a transaction for the sale of Unit A-3 without sending a new notice to Buyer and otherwise complying with the provisions of this Section 19.  In the event that Buyer declines to purchase Unit A-3 (or is deemed to have waived such right), Seller must provide notice to Buyer of any proposed modification of the financial terms of the proposed transaction not less than five (5) business days prior to entering into a binding agreement with the proposed purchaser.  If Buyer gives notice of acceptance the Third Party Offer, then the closing of the purchase and sale of Unit A-3 shall occur pursuant to the terms of the bona fide Third Party Offer. The provisions of this Section 19 shall terminate and be of no further force or effect on the third anniversary of the Closing Date.

20.                               Miscellaneous.

(a)                   All of the representations and warranties contained in this Agreement, all covenants, agreements and indemnities made herein, and all obligations to be performed under the provisions of this Agreement shall survive Closing for a period of one (1) year.

(b)                   This Agreement shall be void and of no force or effect if not executed by Seller and delivered to Buyer or Buyer’s attorney within seven (7) business days after execution by Buyer and delivery to Seller.

(c)                    The “captions” or “headings” in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(d)                   Buyer shall have the right to assign this Agreement, and upon notice from Buyer, Seller agrees to convey the Property directly to Buyer’s assignee provided that Buyer and/or assignee have fulfilled Buyer’s obligations under this Agreement.  Seller shall not assign this Agreement without the prior written consent of Buyer.  Any assignment of this Agreement by Seller without Buyer’s prior written consent shall be null and void, and of no force or effect.

(e)                    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

(f)                     This Agreement, including the exhibits attached hereto, contains the entire agreement as to the Property between Seller and Buyer; and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning this sale and purchase.  This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

(g)                    This Agreement shall be construed in accordance with the internal laws of the State of Florida, without giving effect to its conflicts of laws provisions.

(h)                   All parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.  It is the intent of Buyer and Seller that this Agreement be binding on both parties and not illusory. Thus, wherever this Agreement grants Buyer or Seller discretion, which might otherwise make this Agreement illusory, the party exercising its discretion must act reasonably according to commercial standards.

(i)                       Subject to any tenants’ rights to the Property, Seller shall deliver occupancy of the Property to Buyer at Closing.

(j)                      Time is of the essence of this Agreement and Buyer and Seller hereby agree that the times provided for in this contract are reasonable times for each party to complete its respective obligations.

(k)                   This Agreement may be executed or amended in counterparts, all of which taken together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission or electronic signature with the same effect as if a manually signed original were personally delivered, so long as the manually signed original is, in fact, delivered to the receiving party on the next business day.

(l)                       If any of the terms or conditions contained herein shall be declared to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions and conditions of this Agreement, or the application of such to persons or circumstances other than those to which it is declared invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the full extent permitted by law.

(m)               After the Closing, at the request of Buyer and at Buyer’s expense, Seller shall make available to Buyer the historical financial information in Seller’s possession regarding the operation of the Property to the extent required by Buyer in order to prepare stand-alone audited financial statements for such operations in accordance with generally accepted accounting principles, as of the end of fiscal year 2012, and any required subsequent date or period, and to cooperate (at Buyer’s expense) with Buyer and any auditor engaged by Buyer for such purpose.

(n)                   In computing any period of time prescribed by the terms of this Agreement, the day from which the designated period of time begins to run shall not be included.  The last day of the period so computed shall be included unless it is a Saturday, Sunday, or legal holiday (i.e., not a “Business Day”), in which event the period shall run until the end of the next day which is a Business Day.  In the event any day on which any act is to be performed by Seller or Buyer under the terms of this Agreement is not a Business Day, the time for the performance by Seller or Buyer of any such act shall be extended to the next day which is a Business Day.

(o)                   Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing can be obtained from your county health department.

21.                               Non-Disclosure.  No party shall make public disclosure with respect to this transaction or any information provided to either party regarding the Property before the Closing except:

(a)                   as may be required by law, including without limitation disclosure required under securities laws, or by the Securities and Exchange Commission, or by the rules of any stock exchange;

(b)                   to such title insurance companies, lenders, attorneys, accountants, partners, directors, officers, employees and representatives of any party or of such party’s advisors who need to know such information for the purpose of evaluating and consummating the transaction, including the financing of the transaction; and

(c)                    to present or prospective sources of financing.

[Signatures on Following Pages]

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal.

SELLER:			BUYER

PORTER, DICKENS, GOLDER — ARCADIA PROPERTY PARTNERSHIP			PHYSICIANS REALTY L.P.
By: Physicians Realty Trust, its General Partner
By:	/s/ Alan H. Porter	2-7-14
Date
Name:	Alan H. Porter		By:	/s/ John T. Thomas	2-10-14
	(Print)				Date
Title:			Name:	John T. Thomas
	(Print)			(Print)
			Title:	President and Chief Executive Officer
(Print)

PDGG ENGLEWOOD PROPERTIES

By:	/s/ Alan H. Porter	2-7-14
Date
Name:	Alan H. Porter
(Print)
Title:
(Print)

PORTER & DICKENS PROPERTY PARTNERSHIP

By:	/s/ Alan H. Porter	2-7-14
Date
Name:	Alan H. Porter
(Print)
Title:
(Print)

/s/ Alan H. Porter		2-7-14
ALAN H. PORTER		Date